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                                                                      EXHIBIT 99
                  MINNTECH CORPORATION ADOPTS SHARE RIGHTS PLAN

     MINNEAPOLIS, July 1 -- The Board of Directors of Minntech Corporation (Nasdaq: MNTX) today announced it has adopted a share rights plan that is designed to protect the company's shareholders from certain unsolicited, inequitable attempts to acquire the company, which would deny shareholders the long-term value of their investment.

     Thomas J. McGoldrick, President and CEO, emphasized that the share rights plan was not adopted in response to any current takeover approach or similar development. "The share rights plan is intended to increase the likelihood that Minntech's shareholders will realize the long-term value of their investment and that all shareholders will receive fair and equal treatment in the event of an attempted takeover of Minntech," McGoldrick said.

     Under the plan, the Board of Directors has declared a dividend distribution of one preferred share purchase right on each outstanding share of Minntech's common stock held by shareholders of record as of the close of business on July 22, 1999. The rights will expire on July 22, 2009.

     Each right will entitle Minntech shareholders to buy one one-hundredth of a share of a newly created series of preferred stock at an exercise price of $65 (subject to adjustment). The rights will generally become exercisable after any person or group acquires beneficial ownership of 20 percent or more of Minntech's common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 20 percent or more of Minntech's common stock. If any person or group becomes an owner of 20 percent or more of Minntech's common stock, each right generally will entitle its holder (other than the 20-percent shareholder or group and related persons) to purchase, at the right's exercise price, shares of Minntech common stock having a value of twice the right's exercise price.

     The plan also specifies that:

           - If Minntech is acquired in a merger or other business-combination transaction, or sells 50 percent or more of its assets or earnings power, each right will generally entitle its holder to purchase, at the right's exercise price, common shares of the acquiring company having a market value of twice the right's exercise price.

           - In certain circumstances, Minntech may exchange the rights for shares of its common stock, delay or temporarily suspend the exercisability of the rights, or reduce the stock-ownership threshold of 20 percent to not less than 10 percent.

           - At the option of the Board of Directors, Minntech may redeem the rights at $.001 per right (subject to adjustment) at any time before a person or group becomes the beneficial owner of at least 20 percent of Minntech's common stock.

     Further details of the share rights plan will be outlined in a letter to be mailed to all Minntech shareholders of record as of July 22, 1999.

     Minntech Corporation is a leading medical device manufacturer, applying advanced technologies in electronics, solutions, fibers and plastics. The company's core technologies are used in dialysis, reprocessing and sterilants, cardiosurgery and filtration and separation. To learn more, visit Minntech on-line at http://www.minntech.com.